Exhibit 99.1

101 Gateway Centre Parkway	• Richmond, Virginia 23235	• Telephone: (804) 267-8000	• Fax: (804) 267-8850	• Website: www.landam.com

FOR IMMEDIATE RELEASE:	CONTACTS:	Lloyd Osgood
April 27, 2005	Robert W. Sullivan	SVP – Corporate Communications
	SVP – Investor Relations	(804) 267-8133
(804) 267-8703

LANDAMERICA ANNOUNCES FIRST QUARTER RESULTS

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, today reported operating results for the first quarter ended March 31, 2005.

	First Quarter 2005	First Quarter 2004
Operating revenue	$814.7 Million	$759.9 Million
Net income	$30.3 Million	$20.9 Million
Net income per diluted share	$1.68	$1.11

FINANCIAL HIGHLIGHTS

•	Consolidated operating revenue increased $54.8 million, or 7% for first quarter 2005 compared with first quarter 2004. Acquisitions contributed approximately $29.5 million to the increase for first quarter 2005.

•	Operating revenue for the Title Insurance segment for first quarter 2005 was $730.1 million, an increase of 3% over first quarter 2004. Direct revenue increased 14% for first quarter 2005 over first quarter 2004 primarily due to strong commercial and buy/sell markets and the effect of acquisitions. Agency revenue decreased 5% from first quarter 2004 to first quarter 2005 primarily due to acquisitions of title agencies reflected as direct revenue in first quarter 2005 and reduced levels of refinancing activity.

•	Title Insurance revenue from commercial operations, which the Company has typically defined as being premiums from policies providing coverage over $1 million in liability, was $175.0 million for first quarter 2005, an increase of 39% over the first quarter 2004.

•	Pretax earnings for the Title Insurance segment for first quarter 2005 included an increase in the claims provision of $7.5 million from a large claim of approximately $7.4 million, or $4.8 million after income taxes. The claims provision in the Title Insurance segment increased to 6.4% of operating revenues in first quarter 2005 from 5.5% in first quarter 2004. The remaining pretax expenses decreased to 89.2% of operating revenues in the first quarter of 2005 from 89.8% in the first quarter of 2004 due primarily to cost reduction initiatives partially offset by the increase in non-cash amortization expenses.

•	The Lender Services segment reported $63.6 million of operating revenue for first quarter 2005 compared to $40.2 million for first quarter 2004. First quarter 2005 results included the recognition of approximately $25.8 million, or $15.3 million after income taxes, of deferred revenue as our obligation to provide future life of loan servicing requirements for two customers of the tax and flood business has terminated.

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•	Realized investment gains decreased to $0.8 million in first quarter 2005 from $3.1 million in first quarter 2004 due to the reallocation of portfolio investments which occurred in first quarter 2004.

•	Loans receivable for the Financial Services segment increased $6.7 million from December 31, 2004 to $347.5 million at March 31, 2005, and customer deposits increased to $377.9 million at March 31, 2005.

“Income before taxes in first quarter 2005 of $49.3 million included the recognition of $25.8 million of deferred revenue in our tax and flood business as we terminated relationships with two customers. Income before taxes also included an increase in the claims provision for a large claim of approximately $7.4 million,” noted G. William Evans, Chief Financial Officer.

“We are pleased with the solid results reported in the first quarter of 2005 and the performance of the title insurance operations, despite a decline in overall mortgage volumes. We benefited from our continued focus on our customers, a strong commercial market, and our ongoing emphasis on optimizing our cost structure,” said President and Chief Executive Officer Theodore L. Chandler, Jr.

SEGMENT RESULTS

Title Insurance – Operating revenue from direct title operations increased $39.2 million, or 14%, in first quarter 2005 over first quarter 2004. The increase in first quarter 2005 was primarily the result of acquisitions made in 2004 and an increase in the revenue per order. These increases were offset in part by a decrease in the number of title policies issued by the Company’s direct title operations. During first quarter 2005, the Company continued to experience strong commercial and buy/sell activity, which tends to have higher revenue per order, and reduced refinance activity, which tends to have lower revenue per order. Closed orders for the Company’s direct title operations were 195,100, with an average fee of $1,656 per closed order, during first quarter 2005 and 201,900, with an average fee of $1,407 per closed order, during first quarter 2004.

Operating revenue from agency title operations decreased $19.4 million, or 5%, in first quarter 2005 from first quarter 2004. This decrease was primarily due to acquisitions of title agencies reflected as direct revenue in first quarter 2005 and reduced levels of refinancing activity.

Pretax earnings for the Title Insurance segment were $45.2 million for first quarter 2005 compared to $46.8 million for first quarter 2004. The claims provision in the Title Insurance segment increased to 6.4% of operating revenues in first quarter 2005 from 5.5% in first quarter 2004 due primarily from a large claim of approximately $7.4 million. The remaining pretax expenses decreased to 89.2% of operating revenues in the first quarter of 2005 from 89.8% in the first quarter of 2004 due primarily to cost reduction initiatives partially offset by the increase in non-cash amortization expenses.

Lender Services – Operating revenue in the Lender Services segment increased $23.4 million, or 58%, in first quarter 2005 over first quarter 2004. During first quarter 2005, Lender Services recognized approximately $25.8 million of deferred revenue resulting from the cancellation of tax certification servicing contracts for two customers of the Company’s tax and flood business. These cancellations eliminated the remaining obligation for life of loan servicing and therefore the deferred revenue associated with these contracts was recognized into revenue during first quarter 2005. Additionally, revenue from the remaining businesses in this segment increased $4.0 million in first quarter 2005 over first quarter 2004 due primarily to acquisitions made in fourth quarter 2004.

Financial Services – The Financial Services segment had pretax earnings of $2.9 million in first quarter 2005 compared to $2.2 million in first quarter 2004. This increase was due to growth of the loan and investment portfolio of 51%, which exceeded the increase in its interest bearing liabilities and resulted in higher operating income.

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The Company will host a conference call for analysts and shareholders on Thursday, April 28, 2005, at 10:00 AM EDT to discuss first quarter results. Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica.” The call will broadcast simultaneously over the internet via LandAmerica’s website (www.landam.com) in the Calendar of Events area located within Investor/Financial Information. Additionally, an audio archive of the call can be accessed through July 2005 via LandAmerica’s website starting two hours after the completion of the live call.

About LandAmerica Financial Group, Inc.

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

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LandAmerica Financial Group, Inc. and Subsidiaries – Segmented Operating Summary

(In millions)

	Quarter March 31, 2005
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated
Operating revenue:
Direct revenue	$323.2	$63.6	$0.1	$20.9	$407.8
Agency revenue	406.9	—	—	—	406.9

Total operating revenue	730.1	63.6	0.1	20.9	814.7

Investment income	12.5	0.6	6.3	1.5	20.9

	742.6	64.2	6.4	22.4	835.6
Agents’ commissions	324.6	—	—	—	324.6
Personnel costs	211.4	19.2	0.6	16.1	247.3
Claims provision	46.5	—	—	2.7	49.2
Amortization	2.3	3.8	0.1	0.8	7.0
Other expenses	112.6	18.7	2.8	24.1	158.2

Operating income before taxes	$45.2	$22.5	$2.9	$(21.3)	$49.3

	Quarter March 31, 2004
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated
Operating revenue:
Direct revenue	$284.0	$40.2	$0.2	$9.2	$333.6
Agency revenue	426.3	—	—	—	426.3

Total operating revenue	710.3	40.2	0.2	9.2	759.9

Investment income	13.6	0.1	4.8	1.1	19.6

	723.9	40.3	5.0	10.3	779.5
Agents’ commissions	342.9	—	—	—	342.9
Personnel costs	185.7	15.5	0.5	12.1	213.8
Claims provision	39.0	—	—	—	39.0
Amortization	0.5	3.3	0.1	0.8	4.7
Exit and termination costs	1.9	—	—	—	1.9
Other expenses	107.1	17.7	2.2	17.8	144.8

Operating income before taxes	$46.8	$3.8	$2.2	$(20.4)	$32.4

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LandAmerica Financial Group, Inc. and Subsidiaries – Summary of Operations

(In millions, except per share data and order information)

	Quarter Ended March 31,
	2005	2004
Operating revenue	$814.7	$759.9
Investment and other income	20.1	16.5
Net realized investment gains	0.8	3.1

TOTAL REVENUE	835.6	779.5

Agents’ commissions	324.6	342.9
Salaries and employee benefits	247.3	213.8
General, administrative and other	140.6	129.4
Provision for policy and contract claims	49.2	39.0
Premium taxes	9.7	9.6
Interest expense	7.9	5.8
Amortization	7.0	4.7
Exit and termination costs	—	1.9

TOTAL EXPENSES	786.3	747.1

Income before income taxes	49.3	32.4
Income tax expense	19.0	11.5

Net income	$30.3	$20.9

Net income per common share	$1.70	$1.12
Weighted average number of common shares outstanding	17.8	18.6
Net income per common share assuming dilution	$1.68	$1.11
Weighted average number of common shares outstanding assuming dilution	18.0	18.8

Other selected information:
Cash flow from operations	$16.7	$4.4
Orders opened (in thousands):
January	85.6	95.2
February	95.4	105.3
March	114.9	145.8
Total orders opened	295.9	346.3
Total orders closed	195.1	201.9

	March 31, 2005	December 31, 2004
Cash and investments	$1,485.1	$1,509.3
Total assets	3,263.6	3,290.0
Policy and contract claims	728.8	715.5
Notes payable	466.5	465.4
Deferred service arrangements	187.8	202.4
Shareholders’ equity	1,163.9	1,151.1
Book value per share attributable to common shareholders	$64.35	$64.09
Book value per share attributable to intangibles	$42.89	$43.51
Tangible book value per share attributable to common shareholders	$21.46	$20.58

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LandAmerica Financial Group, Inc. and Subsidiaries – Reconciliation of Non-GAAP Measures

(In millions)

The Company evaluates the results of its Lender Services segment on the basis of pretax income before net revenue deferrals and amortization (“PRBDA”). Adjusted operating revenue represents operating revenue adjusted for the impact of net revenue deferrals. PRBDA margin represents PRBDA divided by operating revenue adjusted for net revenue deferrals. PRBDA and PRBDA margin are not measures of performance defined by GAAP and should not be considered in isolation or as a substitute for operating income or cash flows provided by operating activities, which have been prepared in accordance with GAAP. PRBDA and PRBDA margin, as presented, may not be comparable to the calculation of similarly titled measures reported by other companies. We believe that PRBDA and PRBDA margins provide useful information to investors because they are indicators of operating and cash flow performance for those businesses where we have life of loan servicing requirements, which have been burdened in the short run with amortization expense related to intangibles acquired with the businesses. While amortization expense is an operating expense under GAAP, these expenses represent the non-current allocation of intangible assets acquired in prior periods. Additionally, while net revenue deferrals are a reduction of revenue and profits in the current period, these reductions represent a non-cash allocation of revenue to future periods for ongoing monitoring of certain of the Company’s flood and tax servicing products. Reconciliations of these financial measures to Lender Services operating results are as follows:

	Quarter Ended March 31,
	2005	2004
Operating revenue	$63.6	$40.2
Change in net revenue deferrals	(15.3)	1.2

Adjusted operating revenue	48.3	41.4

Pretax earnings	22.5	3.8
Change in net revenue deferrals	(15.3)	1.2
Add amortization expense	3.8	3.3

PRBDA	$11.0	$8.3

PRBDA to adjusted operating revenue margin	22.8%	20.0%

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company’s inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company’s business, operating results, and financial condition; (iii) competition in the Company’s industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company’s insurance and banking subsidiaries are subject to government regulation; and (vii) the Company’s litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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